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                                                                  Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
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
                                                 THREE MONTHS ENDED
                                                      MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 ------------------   ---------------------------------------------------------
                                                        2006             2005        2004        2003        2002        2001
                                                        ----             ----        ----        ----        ----        ----
Pretax income from continuing operations               55,937          189,652    $ 129,093    101,832    $  93,238    $  83,314
     Less: Income from equity investees                 5,599           26,971        1,265          -            -            -
     Add:  Minority interest                           56,072          144,263      115,524     80,952       80,846       61,350
           Fixed charges                               13,344           45,284       37,294     28,328       30,645       18,654
           Distributed equity method income            21,022           16,565            -          -            -            -
                                                    ---------        ---------    ---------  ---------    ---------    ---------
Earnings available for fixed charges                $ 140,776        $ 368,793    $ 280,646  $ 211,112    $ 204,729    $ 163,318
                                                    ---------        ---------    ---------  ---------    ---------    ---------

Fixed charges:
      Interest Expense                              $  10,819        $  34,408    $  28,084  $  19,690    $  21,635    $  11,566
      Amortization of debt issuance costs                 663            3,018        3,641      3,286        3,687        3,374
      Estimated portion of rental expense
      equivalent to interest                            1,862            7,858        5,569      5,352        5,323        3,714
                                                    ---------        ---------    ---------  ---------    ---------    ---------
Total fixed charges                                 $  13,344        $  45,284    $  37,294  $  28,328    $  30,645    $  18,654
                                                    ---------        ---------    ---------  ---------    ---------    ---------
                                                    ---------        ---------    ---------  ---------    ---------    ---------
Ratio of earnings to fixed charges                      10.5x             8.1x         7.5x       7.5x         6.7x         8.8x
                                                    ---------        ---------    ---------  ---------    ---------    ---------
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